EXHIBIT 10.1
EXECUTION VERSION
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Third Amended and Restated Employment Agreement is made and entered into on December 20, 2006 (this “Agreement”), between CUMULUS MEDIA INC., a Delaware corporation (the “Company”), and LEWIS W. DICKEY, JR. (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company is a radio broadcasting company focused on the acquisition, operation and development of radio stations both directly and through its investment in Cumulus Media Partners, LLC;
     WHEREAS, the Company and the Executive previously entered into an employment agreement dated May, 1998 (the “1998 Employment Agreement”), an amended and restated employment agreement dated as of July 1, 2001 (the “First Amendment”), and a second amended and restated employment agreement dated as of October 14, 2004 (the “Second Amendment” and, together with the 1998 Employment Agreement and the First Amendment, the “Prior Agreements”);
     WHEREAS, pursuant to the terms of the Second Amendment, either party may terminate the Second Amendment pursuant to written notice to the other party on or before January 2, 2007, which is 180 days prior to the expiration of the current employment period, set to expire on July 1, 2007;
     WHEREAS, the Company believes it to be in the best interests of it and its stockholders to assure itself of the continued services of the Executive on terms and conditions that are in the best interests of the Company, so that it will have the benefit of his ability, experience and services, and the Executive is willing to enter into this Agreement to that end, upon the terms and conditions hereinafter set forth; and
     WHEREAS, it is intended that the Executive will continue to serve the Company as its Chairman, President and Chief Executive Officer following the execution and delivery of this Agreement and that this Agreement, except as provided in Section 17, shall amend and restate and, thus, supersede the Prior Agreements.
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
     1. EMPLOYMENT.
     The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.

     2. TERM.
     The period of this Agreement (the “Agreement Term”) shall commence as of December 20, 2006 (the “Effective Date”) and shall expire as of the close of business on May 31, 2013 (the “Initial Term”). The Agreement Term shall be automatically extended for an additional year at the expiration of the Initial Term, or any succeeding term, unless written notice of non-extension is provided by either party to the other party at least 180 days prior to the expiration of the Initial Term or any succeeding term, as the case may be. The period of the Executive’s employment under this Agreement (the “Employment Period”) shall commence as of the Effective Date hereof and shall expire at the end of the Agreement Term, unless terminated or extended in accordance with the terms and conditions of this Agreement.
     3. POSITION, DUTIES AND RESPONSIBILITIES.
     (a) The Executive shall serve as, and with the title, office and authority of, the Chairman, President and Chief Executive Officer of the Company. The Executive shall also hold similar titles, offices and authority with the Company’s subsidiaries and its successors. The Company shall use its best efforts to cause the Executive to be nominated and elected to the Board of Directors of the Company (the “Board”) and of its subsidiaries and its successors for the duration of the Employment Period.
     (b) The Executive shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day leadership and management of the business and affairs of the Company and the subsidiaries of the Company, subject only to the authority of the Board, and shall have all of the powers, authority, duties and responsibilities usually incident to the position and office of Chairman, President and Chief Executive Officer of the Company. The Executive shall report directly to the Board.
     (c) The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive was serving on as of the Effective Date or any other corporation or entity that is not in competition with the Company, or (iii) managing his personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of his duties and responsibilities hereunder.
     (d) The Executive shall perform his duties at the offices of the Company located in Atlanta, Georgia, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.
     4. SIGNING BONUS; RETENTION PLAN.
     (a) In consideration for the Executive entering into this Agreement, the Company shall award to the Executive a signing bonus, consisting of 685,000 deferred shares of the Company’s Class A Common Stock (such common stock, the “Common Stock” and such signing bonus, the “Deferred Shares Signing Bonus”), issuable on the first anniversary of the Effective Date (or immediately upon a Change of Control (as defined in Section 10) should such event occur prior to the first anniversary of the Effective Date).
     (b) In consideration in part for the Deferred Shares Signing Bonus, and as part of a retention plan to retain the services of the Executive for the benefit of the Company, in the event that, prior to the expiration of the Initial Term, Executive resigns for other than Good Reason (as defined in Section 10) or his employment is terminated for Cause (as defined Section 10), then Executive agrees to promptly pay to the Company an amount in cash (the “Retention Plan Payment”) according to the following schedule:

Date of Resignation or Termination	Amount
On or before December 20, 2007	$6,500,000
After December 20, 2007 but on or before December 20, 2008	$5,500,000
After December 20, 2008 but on or before December 20, 2009	$4,500,000
After December 20, 2009 but on or before December 20, 2010	$3,500,000
After December 20, 2010 but on or before December 20, 2011	$2,500,000
After December 20, 2011 but on or before December 20, 2012	$1,500,000
After December 20, 2012 but on or before May 31, 2013	$500,000
This provision for the payment of the Retention Plan Payment shall terminate and be of no further force or effect upon the occurrence of a Change of Control that precedes any such resignation or termination of employment by the Executive. It is understood and agreed that the amount of the Retention Plan Payment represents the Executive’s and the Company’s reasonable estimate of actual damages suffered by the Company with respect to the matters relating to this Agreement, made at the time this Agreement is executed; that the Retention Plan Payment provision is necessary and desirable because actual damages are indeterminable or difficult to measure at the time of execution of this Agreement; and the provision for the payment of the Retention Plan Payment and the amount of the Retention Plan Payment is not intended to be, and is not, a penalty for breach of this Agreement.
     5. COMPENSATION AND BENEFITS.
     In consideration of the services to be rendered by the Executive during the Employment Period, the Company shall pay or provide the Executive the compensation and benefits set forth below.
     (a) SALARY. The Company shall pay the Executive a base salary (the “Base Salary”) equal to $900,000 per year during the first 12 months of the Agreement Term; with annual increases of $40,000 thereafter. In its sole discretion, the Compensation Committee of the Board (the “Compensation Committee”) may review the Base Salary with a view toward consideration of merit increases as the Compensation Committee deems appropriate. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

     (b) INCENTIVE BONUSES. The Company shall provide the Executive with the opportunity to earn an annual bonus (the “Annual Bonus”), with the potential amount of the Annual Bonus to be between 75% of his Base Salary, upon achievement of annual “target” performance goals, and 100% of his Base Salary, upon achievement of annual “maximum” performance goals, with the “target” and “maximum” performance goals established by the Compensation Committee (in consultation with the Executive) in advance for each fiscal year of the Company ending during the Employment Period, payable to the Executive in the event that such performance goals are met during the relevant year. Any Annual Bonus shall be paid as promptly in the following fiscal year as practicable following such determination whether the applicable goals had been achieved for the preceding fiscal year. The Executive shall participate in all other short-term and long-term bonus or incentive plans or arrangements in which other senior executives of the Company generally are eligible to participate from time to time, with the Executive’s short-term and long-term bonus or incentive compensation opportunities under such plans and arrangements to be determined by the Compensation Committee. Any incentive bonus payable to the Executive for service during fiscal year 2006 shall be payable pursuant to the Second Amendment.
     (c) EMPLOYEE BENEFITS. The Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible, to the extent permissible under law, to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs that are approved by the Compensation Committee on terms and conditions at least as favorable as provided to other senior executives of the Company.
     (d) FRINGE BENEFITS AND PERQUISITES. The Executive shall be entitled to all fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time that are approved by the Compensation Committee. In addition, the Executive shall receive a car allowance of $1,000 per month.
     6. EQUITY INCENTIVES.
     As further consideration for the services rendered by the Executive during the Employment Period, no later than May 1 of each of the calendar years during the Agreement Term (such date upon which the grant is made for any calendar year herein, an “Equity Grant Date”) the Executive shall be granted time-vested restricted shares (the “Time-Vested Restricted Shares”) and performance-vested restricted shares (the “Performance Restricted Shares” and, together with the Time-Vested Restricted Shares, the “Restricted Shares”) constituting shares of Common Stock on the terms and conditions set forth below.
     (a) TIME-VESTED RESTRICTED SHARES. In connection with the annual grants described above, Time-Vested Restricted Shares constituting 160,000 shares of Common Stock shall be granted in each year to the Executive. Except as otherwise provided for in this Agreement, each such grant shall vest in three installments with one-half of such Time-Vested Restricted Shares vesting on the second anniversary of the date of such grant, and one-quarter of same on each of the third and fourth anniversaries of the date of such grant, subject to Section 6(d).
     (b) PERFORMANCE RESTRICTIVE SHARES. In connection with the annual grants described above, Performance Restricted Shares constituting 160,000 shares shall be granted in each year to the Executive. Except as otherwise provided for in this Agreement, each such grant shall vest upon achievement of certain specified performance goals, including Adjusted EBITDA budgeting goals, as established by the Compensation Committee (in consultation with the Executive) in advance for the three-year period beginning on January 1 of the fiscal year of the date of grant, subject to Section 6(d). Any Performance Restricted Shares that have not vested due to failure to achieve such goals shall be forfeited.
     (c) CHANGE OF CONTROL. In the event of a Change of Control, the unvested portion of any Restricted Shares shall become immediately and fully vested. This accelerated vesting provision shall apply only to Restricted Shares that have been granted as of the date triggering acceleration and shall have no force or effect with respect to any Restricted Shares described herein that are not then issued. In addition, upon a Change of Control during the Initial Term, the Company will grant to the Executive an award of Common Stock (the “Change of Control Grant”), according to the following schedule, subject to the Executive’s continuous employment through such date:

Number of
Shares
Date of Change of Control	Awarded
Prior to the Equity Grant Date for the calendar year 2008	430,000
On or thereafter but prior to the Equity Grant Date for the calendar year 2009	360,000
On or thereafter but prior to the Equity Grant Date for the calendar year 2010	290,000
On or thereafter but prior to the Equity Grant Date for the calendar year 2011	220,000
On or thereafter but prior to the Equity Grant Date for the calendar year 2012	150,000
On or thereafter until the end of the Initial Term	80,000
Notwithstanding the foregoing, the Company may, at its sole option, pay a lump-sum cash payment in lieu of the Change of Control Grant, equal to the then fair market value of the Change of Control Grant, as determined by the Board in good faith.
     (d) FORFEITURE OF RESTRICTED SHARES. Subject to Sections 6(c), 9(a)(iv), and 9(c)(iii), any Restricted Shares that have not theretofore become vested shall be forfeited if the Executive ceases to be continuously employed by the Company at any time prior to the applicable vesting date.
     (e) RESTRICTIONS ON TRANSFER OF RESTRICTED SHARES. The Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Executive, except to the Company, until they have become vested. The certificate(s) representing the Restricted Shares shall be held in custody by the Company, together with a stock power endorsed in blank by the Executive with respect thereto, until those shares have become vested, and at such time the certificate(s) representing such vested shares shall be promptly issued to the Executive.
     (f) OTHER EQUITY INCENTIVES. In addition to the foregoing equity grants, the Executive shall be given consideration from time to time by the Compensation Committee for the grant of stock options or other equity incentives with respect to the Common Stock under any stock option or equity-based incentive plan or arrangement of the Company approved by the Compensation Committee for which senior executives of the Company are eligible to participate.
     7. EQUITY REPURCHASE.
     On the Effective Date, the Executive shall, and hereby does, sell to the Company, and the Company shall purchase from the Executive, all of his rights and interests in and to (a) currently outstanding options to purchase 500,000 shares of Common Stock, previously granted to the Executive on October 2, 2000 at an exercise price per share of $6.4375 and options to purchase 500,000 shares of Common Stock, previously granted to the Executive on April 12, 2001 at an exercise price per share of $5.92, in each case as to which Executive confirms his irrevocable election that such options are exercisable for shares of Common Stock and not for shares of the Company’s Class C Common Stock, and options to purchase 150,000 shares of Common Stock, previously granted to the Executive on March 4, 2003 at an exercise price per share of $14.03, for an aggregate purchase price of $6,849,950, and (b) 500,000 currently outstanding shares of Common Stock, previously granted to the Executive on April 25, 2005 and March 3, 2006, for an aggregate purchase price of $5,275,000, each purchase price paid in a lump-sum cash payment at the time of purchase, with the payment therefor subject to applicable withholding for federal and Georgia income taxes.
     8. TERMINATION OF EMPLOYMENT.
     The Employment Period will be terminated upon the happening of any of the following events:
     (a) RESIGNATION FOR GOOD REASON. The Executive may voluntarily terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
     (i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles or reporting relationships), authority, duties or responsibilities as contemplated by Section 3, any adverse change in the Executive’s reporting responsibilities, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities, but excluding for these purposes an isolated and insubstantial action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (ii) the failure of the Company to nominate the Executive to the Board or the failure of the Board to recommend that the Company’s stockholders elect the Executive to the Board;

     (iii) any failure by the Company to comply with the compensation and benefits provisions of Sections 5 or 6 or to comply with any other material obligation of the Company under this Agreement, including, without limitation, any failure by the Company to obtain an assumption of this Agreement by a successor corporation as required under Section 15(a);
     (iv) a notice of non-extension of the Agreement Term given by the Company to the Executive as set forth in Section 2 prior to the expiration of the Initial Term; or
     (v) the relocation, without the consent of the Executive, of the Executive’s office to a location more than 40 miles from its current location in Atlanta, Georgia.
However, in no event shall the Executive be considered to have terminated his employment for “Good Reason” unless and until the Company receives written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” and the provision of this Agreement relied upon, and such acts or omissions are not cured by the Company to the reasonable satisfaction of the Executive within 15 days of the Company’s receipt of such notice.
     (b) RESIGNATION WITHOUT GOOD REASON. The Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.
     (c) TERMINATION FOR CAUSE. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for “Cause” only upon (i) the conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken, (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business, (iii) the willful misconduct of the Executive, or the willful or continued failure by the Executive (except as provided in Section 8(e)) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company; or (iv) the willful fraud or material dishonesty of the Executive in connection with his performance of duties to the Company. However, in no event shall the Executive’s employment be considered to have been terminated for Cause unless and until the Executive receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Executive and any individual alleged to have participated in the acts constituting Cause. Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and the Executive is given an opportunity, together with counsel, to be heard before the Board. The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within 15 days of the Executive’s receipt of such resolution. The foregoing shall not limit the right of the Company to suspend the Executive from his day-to-day responsibilities with the Company pending the completion of such notice and cure procedures.

     (d) TERMINATION WITHOUT CAUSE. The Board shall have the right to terminate the Executive’s employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in this Agreement.
     (e) DISABILITY. The Executive’s employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of four and one-half consecutive months, or for a period of 135 calendar days, whether or not consecutive, during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive. The Executive’s employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless the Executive receives written notice from the Company, at least 15 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability.
     (f) DEATH. The Executive’s employment hereunder shall terminate upon his death.
     9. COMPENSATION UPON TERMINATION OF EMPLOYMENT.
     In the event the Executive’s employment by the Company is terminated during the Agreement Term, the Executive, in addition to any benefits provided pursuant to Section 17, shall be entitled to the severance payments and benefits specified below:
     (a) RESIGNATION FOR GOOD REASON; TERMINATION WITHOUT CAUSE. In the event the Executive voluntarily terminates his employment hereunder for Good Reason or is terminated by the Company other than for Cause, death or Disability, the Company shall pay the Executive and provide him with the following:
     (i) ACCRUED RIGHTS. Upon the Executive’s termination of employment, the Company shall pay the Executive a lump-sum amount equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the date of termination. The Company shall also pay to the Executive, upon the final preparation of the Company’s audited financial statements for the year in which termination of employment occurs, an additional lump-sum amount calculated based on the degrees of achievement of the bonus performance goals applicable to the Annual Bonus for such year, determined in accordance with the terms of the bonus plan for such year but prorated on a daily basis to reflect the partial year of service. In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company’s employee and fringe benefit plans and programs in which the Executive participated during the Employment Period (together with the lump-sum payments described above, the “Accrued Rights”).
     (ii) SEVERANCE PAYMENT. The Company shall pay the Executive the an amount equal to two times the annual Base Salary in effect at the time of termination.

Any amount payable pursuant to this Section 9(a)(ii) shall be payable in four equal consecutive quarterly installments, with the first such payment to be made within 15 days following the date of termination; provided, however, if any payment to the Executive would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), the Executive (or his beneficiary) will receive payment of such installment upon the earlier of (A) six months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (B) the Executive’s death.
     (iii) EQUITY RIGHTS. In the event the Executive voluntarily terminates his employment hereunder for Good Reason, all unvested Time-Vested Restricted Shares and Performance Restricted Shares shall be forfeited and, in the event the Company terminates Executive’s employment without Cause, 50% of any unvested Time-Vested Restricted Shares and Performance Restricted Shares shall become immediately and fully vested, and the remaining 50% of any Time-Vested Restricted Shares and Performance Restricted Shares shall be forfeited; provided, however, in the event that the employment of the Executive is terminated without Cause during the six-month period immediately preceding a Change of Control by the Company, then 100% of any unvested Time-Vested Restricted Shares and Performance Restricted Shares shall become immediately and fully vested. This accelerated vesting provision shall apply only to Time Vested Restricted Shares and Performance Restricted Shares that have been granted as of the date triggering acceleration and shall have no force or effect with respect to any Restricted Shares described herein which are not then issued. For avoidance of doubt, this Section 9(a)(iii) shall have no effect on the Executive’s right to receive the Signing Bonus Deferred Shares.
     (iv) CONTINUED BENEFITS. For the 12-month period following the date of the Executive’s termination of employment, the Company shall continue to provide the Executive and his eligible dependents, at its sole cost, with the medical, dental, disability and life insurance coverages that were provided to the Executive immediately prior to termination of employment, subject to cancellation by the Company in the event that the Executive obtains coverage under comparable substitute plans of another employer. Following the expiration of such 12-month period and for the lifetime of the Executive, the Executive and his eligible dependents shall be entitled to continue participating (at the Executive’s sole expense) in the Company’s group medical, dental, disability and life insurance coverages, with the Executive’s cost to be determined on a basis consistent with the method for determining employee payments under the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
     (b) RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR CAUSE. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason or is terminated by the Company for Cause, the Company shall pay the Executive and provide him with those Accrued Rights described in the first sentence of Section 9(a)(i). Upon such termination, (i) the Executive shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments under this Agreement, (ii) the Executive and his dependents shall not be entitled to receive, the Company shall have no obligation to provide to the Executive or his dependents, any medical, dental, disability or life insurance coverage except as required by COBRA or other applicable law or under the terms of the applicable plans, and (iii) all unvested Restricted Shares shall be forfeited. For avoidance of doubt, this Section 9(b) shall have no effect on the Executive’s right to receive the Signing Bonus Deferred Shares.
     (c) DISABILITY; DEATH. In the event the Executive’s employment hereunder is terminated by reason of the Executive’s Disability or death, the Company shall pay and provide the Executive (or his legal representative) with the following:
     (i) ACCRUED RIGHTS. The Company shall pay and provide to the Executive (or his legal representative) any Accrued Rights, including all disability or life insurance benefits (as applicable).
     (ii) SALARY CONTINUATION. The Company shall provide the Executive (or his legal representative) with a lump-sum payment equal to the Executive’s then-current annual Base Salary.
     (iii) EQUITY RIGHTS. As of the date of the Executive’s termination under this Section 9(c), all unvested Restricted Shares shall become immediately and fully vested. For avoidance of doubt, this Section 9(b) shall have no effect on the Executive’s right to receive the Signing Bonus Deferred Shares.
     (iv) CONTINUED BENEFITS. For the 12-month period following the date of the Executive’s Disability or death, the Company shall continue to provide the Executive and/or his eligible dependents (as applicable), at its sole cost, with the medical, dental, disability and life insurance coverages that were provided to the Executive immediately prior to termination of employment. Following the expiration of such 12-month period, the Executive shall be entitled to continue group benefit coverages on the same basis as described in Section 9(a)(iv).
     10. CHANGE OF CONTROL DEFINITIONS.
     For purposes of this Agreement, the following terms shall have the meanings given below:
     “CHANGE OF CONTROL” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “Person” or “Group” of related persons (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors.

     “CONTINUING DIRECTORS” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the Effective Date or (ii) was nominated for election or elected to the Board with the approval of (a) two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election or (b) two-thirds of those Directors who were previously approved by Continuing Directors.
     “SUBSIDIARY” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
     11. PARACHUTE TAX INDEMNITY.
     (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company that shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 11 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit. Notwithstanding the foregoing, any Gross-Up Payment, including any Underpayment, will be made only in a manner and to the extent (and at the earliest date or dates) such that Section 409A of the Code will not be violated.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.
     (d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 11, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 11) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 11, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     12. NO MITIGATION OR OFFSET.
     The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 9, and, except as provided in Section 9(a)(iv), no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company’s obligation to pay benefits (severance or otherwise) under this Agreement shall not be reduced by any amount owed by the Executive to the Company, except for any amounts owed by the Executive to the Company pursuant to Section 4(b), to which the Company shall have an express right of setoff (in addition to any other remedies available to it under law).
     13. TAX WITHHOLDING; METHOD OF PAYMENT.
     All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions. Any lump-sum payments provided for in this Agreement shall be made in a cash payment, net of any required tax withholding. If the Company shall be required to withhold any federal, state or local tax in connection with the vesting of any Restricted Shares pursuant to this Agreement, the Executive shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless the Executive elects to satisfy all or any part of any such withholding obligation by the payment to the Company of immediately available funds on or before the date such withholding is required, then the Company is hereby authorized to and shall cause a surrender of a portion of the nonforfeitable shares of Common Stock that are to be transferred to the Executive hereunder, and the shares of Common Stock so surrendered shall be credited against any such withholding obligation at the fair market value per share of such shares on the date of such surrender.
     14. RESTRICTIVE COVENANTS.
     (a) COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. The Executive acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use for his own account any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or Affiliates that is not known generally to or available for use by the industry in which the Company is or may be engaged, other than as a result of the Executive’s acts or omissions to act, and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information. The covenants made in this Section 14(a) shall remain in effect during the term of the Executive’s relationship with the Company and, in the case of Confidential Information that constitutes trade secrets under the Uniform Trade Secrets Act, shall survive the termination of such relationship for any reason indefinitely, and, in the case of all other Confidential Information, shall survive for a period of five years after such termination. The Executive further agrees and acknowledges that Confidential Information, as between the Company and the Executive, shall be deemed and at all time remain and constitute the exclusive property of the Company.
     (b) COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company and that the Company would be irreparably damaged if the Executive were to provide similar services to any person or entity competing with the Company or engaged in a similar business in the markets served or to be served by the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that during the term of his employment by the Company and for a period of eighteen months from the date of termination of the Executive, except that such eighteen month period shall not apply in the event of termination of employment (i) by the Company other than for Cause, (ii) by the Executive for Good Reason or (iii) by the Company or the Executive for any reason within one year following a Change of Control, the Executive will not, directly or indirectly, without the express written consent of the Company:
     (i) act as a manager of a business substantially similar to, a supervisor of officers or employees rendering services for, or as an advisor with respect to the conduct of, whether on the Executive’s own behalf or as an employee, director, or independent contractor of, any business that consists of radio broadcasting services (the “Business”) and serves the listening areas (as defined by the Arbitron Metro Survey Area) set forth on

Exhibit A, within which area the Executive acknowledges the Company currently conducts its business or has definite or immediate plans to conduct its business, (the “Competitive Businesses”);
     (ii) solicit, or attempt to solicit, clients, customers or accounts of the Company, (A) which during the 12-month period prior to the date of termination of the Executive has obtained or contracted to obtain services from the Company and with which the Executive had contact during the term of the Executive’s employment by the Company or (B) whose name and/or address both would constitute Confidential Information and became known to Executive as a customer or client or potential customer or client of the Company in any manner during the term of the Executive’s employment by the Company, for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or
     (iii) solicit or in any manner influence or encourage any person who is an employee of the Company at the time the Executive’s employment terminates or who was such an employee with the Company at any time during the 12-month period immediately preceding the date of such termination and with whom the Executive had contact during the term of the Executive’s employment by the Company to leave such employ or service with the Company for any employment opportunity with any Competitive Businesses.
Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, all of which the Executive acknowledges are reasonable under the circumstances, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     (c) In the event that, and each time during the Executive’s employment with the Company, as, the Company (i) establishes the Business hereinafter in a territory other than those areas listed on Exhibit A or (ii) adds a substantially different service line to the Business, the Executive agrees to execute and deliver an amendment to this Agreement adding the territory or additional service line or some combination thereof upon payment to the Executive by the Company of the sum of $100.00.
     (d) SPECIFIC PERFORMANCE. Recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections 14(a) or 14(b), and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or Company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under this Section 14 shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in this Section 14 is in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law.
     (e) POTENTIAL UNENFORCEABILITY OF ANY PROVISION. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.
     15. SUCCESSORS.
     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 15(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the foregoing provisions of this Section 15(a), this Agreement shall not be assignable by the Company without the prior written consent of the Executive.
     (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.
     16. NO ASSIGNMENT.
     Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the

Company’s prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives, except in the case of termination of employment for Cause; provided, however, that nothing in this Section 16 shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.
     17. ENTIRE AGREEMENT.
     (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof. In particular, this Agreement amends and restates and, thus, supersedes the Prior Agreements, except for (i) any and all provisions of the Second Amendment that relate to the payment of incentive bonuses for services performed by the Executive during fiscal year 2006, (ii) any and all provisions in the Prior Agreements that relate to the grant of equity incentives granted pursuant to Section 5 of each of the Prior Agreements, which provisions, including any provisions under Sections 5 or 7 of each of the Prior Agreements, shall remain in effect throughout the Agreement Term of this Agreement, and (iii) any and all provisions of the loan reduction program set forth in Section 8 of the First Amendment, which provisions shall remain in effect according to the original terms and conditions thereof with no changes. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive. Notwithstanding the foregoing, the parties hereto shall enter into restricted stock agreements or deferred share agreements in respect of the Restricted Shares, the Deferred Shares Signing Bonus and, if applicable, the Change of Control Grant, setting forth terms and conditions consistent with the provisions of this Agreement and such other terms and conditions approved by the Compensation Committee, in each case consistent with the Company’s equity incentive plans or as approved by the Company’s stockholders.
     (b) Notwithstanding anything to the contrary in this Agreement, to the extent this Agreement provides for the issuance of any securities of the Company in excess of the amount of securities available for issuance pursuant to the Company’s then-existing equity incentive plans, the issuance of such excess securities shall be postponed indefinitely, pending approval by the Company’s stockholders (which the Company shall use its commercially reasonable efforts to facilitate obtaining) of (i) an amendment to one or more of the Company’s equity incentive plans to increase the number of securities available for issuance under such plan or plans by no less than the amount of such excess, (ii) a new equity incentive plan providing for the issuance of securities in an amount no less than the amount of such excess, or (iii) the issuance of securities, outside of an equity incentive plan, equal to the amount of such excess.
     18. SEVERABILITY.
     In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

     19. SECTION 409A OF THE CODE.
     To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with the provisions of Section 409A of the Code. To the extent any provision in this Agreement is or will be in violation of Section 409A of the Code, the Agreement shall be amended in such a manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A of the Code and the intent of the parties is maintained to the maximum extent possible.
     20. NOTICES.
     All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at:
Mr. Lewis W. Dickey, Jr.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
and shall be sent in the manner described above to the Secretary of the Company at the Company’s principal executives offices at 3535 Piedmont Road, Building 14, 14th Floor, Atlanta, Georgia 30305 or delivered by hand to the Secretary of the Company, and shall be deemed given when sent, provided that any notice required under Section 8 or notice given pursuant to Section 2 shall be deemed given only when received. Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.
     21. GOVERNING LAW.
     This Agreement shall be governed by and enforceable in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.
     22. ARBITRATION.
     Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Atlanta, Georgia, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     23. LEGAL FEES AND EXPENSES.
     To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations hereunder, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company, regardless of which party, if any, prevails in the contest.
[ SIGNATURE PAGE TO FOLLOW ]

     The Company and the Executive are signing this Agreement effective as of the date first above written.
EXECUTIVE
/s/ Lewis W. Dickey, Jr.
LEWIS W. DICKEY, JR.
CUMULUS MEDIA INC.
/s/ Martin R. Gausvik
By: Martin R. Gausvik
Title: Executive Vice President, Treasurer and
          Chief Financial Officer
[Signature Page to Employment Agreement]

EXHIBIT A
Listening Areas

Bangor	Albany
Florence	Columbus-Starkville
Harrisburg	Flint
Myrtle Beach	Lake Charles
Tallahassee	Lexington
Wilmington	Melbourne
Youngstown	Montgomery
Saginaw
Fayetteville, AR	Shreveport
Fayetteville, NC
Ft. Smith	Abilene
Kalamazoo	Amarillo
Mobile	Ann Arbor
Monroe	Appleton
Pensacola	Battle Creek
Rockford	Beaumont
Savannah	Grand Junction
Toledo	Green Bay
Killeen Temple
Bismarck	Odessa
Cedar Rapids	Topeka
Dubuque	Wichita Falls
Eugene
Fairbault	San Francisco
Owatonna	Dallas
Oxnard-Ventura	Houston
Quad Cities	Atlanta
Santa Barbara	Cincinnati
Waseca	Kansas City
Waterloo	Indianapolis
York